EXHIBIT 99.1

Northwest Bancorporation, Inc. Announces 11 Percent Increase in Cash Dividend

SPOKANE, Wash., April 18, 2008 (PRIME NEWSWIRE) -- The Board of Directors of Northwest Bancorporation, Inc. (the "Company") (OTCBB:NBCT) today announced that a cash dividend of 20 cents ($0.20) per share had been declared, payable in full on June 13, 2008 to shareholders of record as of May 9, 2008. This marks the sixth consecutive annual cash dividend paid to shareholders.

Randall L. Fewel, President and CEO, noted that the first cash dividend paid in 2003 was 10 cents per share and represented 12.7% of the Company's prior year earnings. In each of the past five years the cash dividend has been increased by 2 cents per share over the previous year. "The 20 cent dividend this year will equate to over $470,000 being returned to our shareholders," Fewel said, "and will represent 17.9% of the earnings of the Company for 2007." Fewel went on to say, "The Board of Directors felt that even though earnings were down about 5% for the Company in 2007, the Company remains well capitalized, and that there is no reason not to continue the cash dividend program. With this dividend, the percentage of earnings returned to shareholders will increase slightly." The Company experienced record growth in assets and loans in 2007 and added branches in both Hayden and Spirit Lake, Idaho, while maintaining a high level of quality in its loan portfolio. "The Board believes that cash dividends are an effective means of enhancing shareholder value and that this cash dividend strikes the right balance between rewarding shareholders and retaining earnings to fund future growth," Fewel said.

Payment of the 2008 cash dividend will bring the total amount returned to shareholders since 2003 to $1.9 million.

Northwest Bancorporation, Inc. is the parent of Inland Northwest Bank (INB), a Washington state-chartered bank headquartered in Spokane, Washington. INB operates seven branches in Spokane County, Washington, one branch in Walla Walla, Washington and four branches in Kootenai County, Idaho. INB specializes in meeting the needs of individuals and small to medium-sized businesses, including professional corporations, by providing a full line of commercial, retail, mortgage and private business banking products and services. The Company's stock is quoted on the OTC Bulletin Board, http://www.otcbb.com/, and by other financial reporting services under the symbol "NBCT."

Note: This press release contains "forward-looking statements" within the meaning of federal securities law, including statements concerning loan and deposit growth expected during the latter part of the current year, business strategies and their intended results, and similar statements concerning expectations that are not historical facts. The forward-looking statements in this press release are subject to numerous risks and uncertainties, including the effects of economic conditions, demand for financial services, competitive conditions in the financial markets, and the availability of capital to finance growth, which could cause actual results to differ materially from those expressed in or implied by the statements herein.

CONTACT:  Northwest Bancorporation, Inc.
          Randall L. Fewel, President and CEO
          (509) 456-8888